New World Fund, Inc.

April 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$108,207
Class B	$0
Class C	$371
Class F1	$12,848
Class F2	$41,553
Total	$162,979
Class 529-A	$6,136
Class 529-B	$0
Class 529-C	$0
Class 529-E	$208
Class 529-F1	$482
Class R-1	$30
Class R-2	$330
Class R-2E	$2
Class R-3	$2,875
Class R-4	$4,237
Class R-5	$4,698
Class R-6	$21,080
Total	$40,078

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4900
Class B	$0.0000
Class C	$0.0200
Class F1	$0.4200
Class F2	$0.6800
Class 529-A	$0.4600
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.3200
Class 529-F1	$0.5800
Class R-1	$0.0500
Class R-2	$0.0500
Class R-2E	$0.6700
Class R-3	$0.3400
Class R-4	$0.5300
Class R-5	$0.6900
Class R-6	$0.7300

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	230,239
Class B	1,543
Class C	18,314
Class F1	31,761
Class F2	68,501
Total	350,358
Class 529-A	14,098
Class 529-B	194
Class 529-C	3,103
Class 529-E	675
Class 529-F1	871
Class R-1	628
Class R-2	6,473
Class R-2E	4
Class R-3	9,031
Class R-4	8,575
Class R-5	7,753
Class R-6	31,828
Total	83,233

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$56.30
Class B	$55.62
Class C	$54.46
Class F1	$55.93
Class F2	$56.25
Class 529-A	$55.85
Class 529-B	$55.04
Class 529-C	$54.55
Class 529-E	$55.44
Class 529-F1	$55.86
Class R-1	$54.62
Class R-2	$54.60
Class R-2E	$55.99
Class R-3	$55.55
Class R-4	$56.06
Class R-5	$56.48
Class R-6	$56.36